Exhibit 99.1

               Covalent Reports Results for Third Quarter 2004

    WAYNE, Pa., Nov. 15 /PRNewswire-FirstCall/ -- Covalent Group, Inc. (Nasdaq: CVGR) today announced its financial results for the third quarter ended September 30, 2004.
    Net revenue for the third quarter of 2004 was $1.9 million as compared with $3.9 million for the comparable prior year period. The decrease of $2.0 million reflects the convergence of three distinct factors: lower than anticipated revenues due to the winding down of several legacy fixed price contracts that were at the end of their project cycle; temporary delays in the timing of the start-up of three new projects; and negative changes of scope in three projects that resulted in reduced contract value. The Company believes that the negative revenue impact related to the completion of legacy trials has been substantially accounted for during the third quarter. Net revenue excludes reimbursements for out-of-pocket expenses because they are made at cost, without mark-up or profit and have no impact on net income.
    Net expenses for the quarter ended September 30, 2004, excluding the reimbursement for out-of-pocket expenses, decreased by approximately $900 thousand ($4.0 million versus $4.9 million for the comparable prior year period). This decrease was principally due to a $600 thousand reduction in direct expenses and a $200 thousand reduction in selling, general and administrative expenses.
    Net loss for the third quarter of 2004 was $1.4 million or ($0.11) per share compared to net loss of $400 thousand or ($0.03) per share for the comparable prior year period.
    Cash and cash equivalents were $3.2 million as of September 30, 2004 compared with $2.1 million as of December 31, 2003, an increase of $1.1 million.
    Our backlog as of September 30, 2004 was $15 million compared to $14 million as of September 30, 2003, an increase of $1 million.
    Kenneth M. Borow, M.D., President and Chief Executive Officer commented, "Our third quarter results were negatively impacted by the completion of several large legacy studies whose actual costs were in excess of our cost estimates. These projects are largely completed. The current book of business is on more favorable terms than the legacy projects that contributed to our third quarter results. We believe that the worst is behind us, and we have taken a number of steps to prevent these issues from further impacting our financial results. We believe that the Company is positioned to regain top line growth as well as a return to profitability during 2005. Our business development efforts continue to be vigorous and our opportunities to attract new business significant. Our 2004 year to date new business awards total $21.5 million which approximates our 2003 total of $21.7 million. We believe that Covalent is very competitive for several new business opportunities that could significantly increase the amount of our 2004 new business awards. We expect final decisions to be made on these projects before the end of this year. The year 2004 has seen a number of significant accomplishments for our company that we believe will contribute to our top line growth in the future while strengthening our balance sheet. These include:

    -- The announcement of $2.6 million of new business awards that involve a mix of new projects and expansion of current studies with six different clients. These awards cover a wide range of therapeutic areas and service offerings including consulting protocol design, project management, study site management, field operations, data management, biostatistics and medical writing. Importantly, there is the potential for follow-on new business with each of these clients.

    -- The signing of $11.7 million in new business contracts to support a single clinical research program that includes an interventional drug trial and a Patient Disease Registry. Covalent's initial involvement with this Program was a $2 million consulting and study design contract. The exceptional quality of our consultative services, our intellectual value-add, and our demonstrated operational expertise resulted in the Program contract being expanded to the $11.7 million level.

    -- The development of our expertise and the winning of new business awards in support of the development of counter bioterrorism vaccines against botulinum neurotoxin, Venezuelan equine encephalitis (VEE) and plague.

    -- Completion and publication of the results for two large randomized, multi-center clinical research trials involving patients with coronary heart disease (CHD) - CAMELOT and REVERSAL. The results of CAMELOT have raised clinically relevant questions about whether 'lower is better' relative to blood pressure control in CHD patients. REVERSAL has helped examine similar issues pertaining to treatment targets for LDL-cholesterol. The REVERSAL study provided valuable insight and information to the National Cholesterol Education Program (NCEP). Subsequently, the NCEP LDL-cholesterol Guidelines were modified to reflect more aggressive targeted goals for patients with coronary heart disease. Covalent's role in these highly influential clinical research trials, which included assistance with study design, conduct, and operational management, once again demonstrates the impact of our advanced consulting capabilities and excellent operational services.
       We believe that these successes will be strongly supportive of our future business development efforts.

    -- The hiring of Dr. Elizabeth A. Bonomo, Ph.D. to the position of Vice
       President, Global Business Development. Dr. Bonomo is responsible for developing and implementing strategic sales, marketing and client relationships.

    -- The fact that our business provided in excess of $750,000 of cash from operating activities despite our loss from operations."

    Dr. Borow concluded, "We continue to be optimistic about the future prospects for Covalent based on the actions we have taken to date and the new business opportunities in front of us. Our model of exceptional consultative expertise, timely deliverables and value added services continues to be attractive to the pharmaceutical industry."

    Covalent Group will hold a conference call Tuesday, November 16, 2004 at 9:00 a.m. EST to discuss third quarter results. To participate in the live call by telephone, please dial 800-370-0898 from the U.S., or for international callers, please dial 973-409-9256. Those interested in listening to the conference call live via the Internet may do so by visiting the Company's Web site at http://www.covalentgroup.com. To listen to the live call, please go to the Web site 15 minutes prior to its start to register, download, and install the necessary audio software.
    An audio replay will be available on the Company Web site for 30 days following the call through December 14, 2004. A telephone audio replay will also be available for 10 days through 11:59 p.m. Eastern Time November 26 by dialing 877-519-4471 from the U.S., or 973-341-3080 for international callers, and entering confirmation code 5384377.

    About Covalent Group
    Covalent Group is a clinical research organization that is a leader in the design and management of complex clinical trials for the pharmaceutical, biotechnology and medical device industries. The Company's mission is to provide its clients with high quality, full-service support for their clinical trials. Covalent offers therapeutic expertise, experienced team management and advanced technologies. The Company has clinical trial experience across a wide variety of therapeutic areas such as cardiovascular, endocrinology/metabolism, diabetes, vaccines, biologics, gene therapy, immunology, neurology, oncology, infectious diseases, gastroenterology, dermatology, hepatology, womens' health and respiratory medicine. Covalent believes that its leadership in the design of complex clinical trials, its application of innovative technologies, therapeutic expertise and commitment to quality offer its clients a means to more quickly and cost effectively develop products through the clinical trial process. With its wholly-owned international subsidiary, Covalent Group, Ltd., as well as its Strategic Partners operating in South America, Eastern Europe, Russia and Ukraine, and Australia, New Zealand, and the Asia-Pacific region, Covalent is able to meet the global drug development needs of its clients.

    This press release contains forward-looking statements identified by words such as "estimate," "project," "expect," "intend," "believe," "anticipate" and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Potential risks and uncertainties that could affect the Company's future operating results and financial condition include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials; (iii) the termination, delay or cancellation of clinical trials; (iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; and (x) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties. Additional information concerning factors that could cause actual results to materially differ from those in forward-looking statements is contained in Covalent Group's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2003 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Covalent Group's investor relations department.


                             Covalent Group, Inc.
                         Consolidated Balance Sheets
                                 (Unaudited)

                                           September 30,   December 31,
                                               2004            2003
    Assets
    Current Assets
       Cash and cash equivalents            $3,222,780      $2,069,687
       Restricted cash                         770,243         604,185
       Accounts receivable, net of
        allowance for doubtful accounts
        $406,150 and $0, respectively        3,761,241       5,872,137
       Prepaid expenses and other              272,435         166,322
       Refundable income taxes               1,602,135       1,074,771
       Costs and estimated earnings
        in excess of related billings
        on uncompleted contracts             3,569,298       8,578,153
          Total Current Assets              13,198,132      18,365,255
    Property and Equipment, Net              1,420,910       1,805,331

    Other Assets                                21,665          21,665

    Total Assets                           $14,640,707     $20,192,251

    Liabilities and Stockholders' Equity
    Current Liabilities
       Accounts payable                     $2,080,313      $3,545,039
       Accrued expenses                        180,246         263,664
       Obligations under capital leases         23,099          24,268
       Billings in excess of related
        costs and estimated earnings
        on uncompleted contracts             1,280,048       1,181,426
       Customer advances                     1,279,615       3,032,758
          Total Current Liabilities          4,843,321       8,047,155

    Long Term Liabilities
       Obligations under capital leases         69,470          87,018
       Other liabilities                       610,795         698,050
       Deferred income tax                           -          18,310
          Total Long Term Liabilities          680,265         803,378
    Total Liabilities                        5,523,586       8,850,533

    Stockholders' Equity
       Common stock, $.001 par value
        25,000,000 shares authorized,
        13,477,801 and 13,235,483
        shares issued respectively              13,478          13,235
       Additional paid-in capital           11,982,576      11,372,674
       Retained earnings (Deficit)          (2,573,021)        289,918
       Accumulated other
        comprehensive income                   153,062         124,865
          Less:                              9,576,095      11,800,692
              Treasury stock, at
               cost, 152,932 shares           (458,974)       (458,974)
          Total Stockholders' Equity         9,117,121      11,341,718

    Total Liabilities and
     Stockholders' Equity                  $14,640,707     $20,192,251

       See accompanying notes to the consolidated financial statements.


                             Covalent Group, Inc.
                    Consolidated Statements of Operations
                                 (Unaudited)

                                Three Months Ended       Nine Months Ended
                                   September 30,           September 30,
                               2004         2003         2004         2003

         Net revenue         $1,876,406  $3,876,593  $10,937,765  $15,995,950
         Reimbursement
          revenue               592,582   2,150,696    4,851,093    4,099,529

    Total Revenue            $2,468,988  $6,027,289  $15,788,858  $20,095,479

    Operating Expenses
        Direct                2,853,514   3,434,767   10,531,941   11,207,737
        Reimbursement out-
         of-pocket expenses     592,582   2,150,696    4,851,093    4,099,529
        Selling, general
         and administrative   1,004,396   1,197,290    3,874,888    4,191,566
        Depreciation and
         amortization           167,287     232,052      601,262      666,676

    Total Operating Expenses  4,617,779   7,014,805   19,859,184   20,165,508

    Loss from Operations     (2,148,791)   (987,516)  (4,070,326)     (70,029)

        Interest Income           3,112      15,678        4,795       15,678
        Interest Expense         (2,552)     (7,114)      (8,036)      (7,114)

    Net Interest Income
     (Expense)                      560       1,912       (3,241)       8,564

    Loss before Income Taxes (2,148,231)   (985,604)  (4,073,567)     (61,465)

    Income Tax Benefit         (704,917)   (593,320)  (1,210,628)    (222,173)

    Net Income (Loss)       $(1,443,314)  $(392,284) $(2,862,939)    $160,708

    Net Income (Loss) per
     Common Share

    Basic:                       ($0.11)     ($0.03)       (0.22)       $0.01
    Diluted:                     ($0.11)     ($0.03)       (0.22)       $0.01

    Weighted Average Common
     and Common Equivalent
     Shares Outstanding
    Basic:                   13,454,035  12,884,691   13,207,279   12,637,364
    Diluted:                 13,454,035  12,884,691   13,207,279   12,966,815

       See accompanying notes to the consolidated financial statements.

SOURCE  Covalent Group, Inc.
    -0-                             11/15/2004
    /CONTACT: Investor Relations - Lawrence Hoffman, CPA, Esq., CFO, Covalent Group, Inc., +1-610-975-9533/
    /Web site: http://www.covalentgroup.com /
    (CVGR)

CO:  Covalent Group, Inc.
ST:  Pennsylvania
IN:  HEA MTC BIO
SU:  ERN CCA